Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Darkpulse, Inc.

We consent to the use in the Form S-1/A Registration Statement under the Securities Act of 1933 of our report dated July 15, 2024, of the consolidated financial statements of Darkpulse, Inc. as of December 31, 2023, for the year ended December 31, 2023. The report for Darkpulse, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Boladale lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

September 12, 2024